                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Infoseek Corporation for the registration of 66,138,000 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 1998, except for Note 14, as to which the date is February 12, 1998 and Note 2, as to which the date is April 17, 1998, with respect to consolidated financial statements and schedule of Infoseek Corporation included in its current report (Form 8-K/A) for the year ended December 31, 1997 filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP
San Jose, California
October 8, 1998